UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 28, 2012

ORBCOMM Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33118	41-2118289
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2115 Linwood Avenue, Suite 100

Fort Lee, New Jersey 07024

(Address of principal executive offices) (Zip code)

(201) 363-4900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On March 28, 2012, pursuant to a Reorganization Agreement among ORBCOMM Inc. (“ORBCOMM”), Satcom International Group plc, a majority owned subsidiary of ORBCOMM (“Satcom”), and the minority shareholders and certain creditors of Satcom, ORBCOMM acquired the remaining 48% equity interest in Satcom not previously owned by ORBCOMM (other than a 0.12% equity interest held by a Satcom shareholder that is no longer in existence). The aggregate consideration paid by ORBCOMM for the 48% interest is 263,133 shares of ORBCOMM common stock with a value of $950,000 (based on the average 20-day closing price of ORBCOMM common stock prior to the closing of the transaction) and $118,940 in cash. The issuance of ORBCOMM common stock to the minority shareholders was pursuant to exemptions from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. In addition, pursuant to the Reorganization Agreement, Satcom repaid its note holders and a trade creditor an aggregate of $381,060 in cash in exchange for a waiver and release of any debt owed by Satcom to such creditors in the aggregate amount of approximately $1.6 million. The transaction is the initial step in our plans to expand distribution in Europe and the Middle East.

Following the transactions contemplated by the Reorganization Agreement, Satcom is now a 99.9%-owned consolidated subsidiary of ORBCOMM that (i) owns 50% of ORBCOMM Europe, LLC, (ii) has entered into country representative agreements with ORBCOMM Europe, LLC covering the United Kingdom, Ireland and Switzerland, and (iii) has entered into a service license agreement with ORBCOMM, covering substantially all of the countries of the Middle East and a significant number of countries of Central Asia. ORBCOMM Europe, LLC is licensed to resell ORBCOMM satellite services under a service license agreement with ORBCOMM covering 43 jurisdictions in Europe.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBCOMM Inc.

By	/s/ Christian Le Brun
	Name:	Christian Le Brun
	Title:	Executive Vice President, General Counsel and Secretary

Date: April 2, 2012